Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kate Patterson	Jennifer Culter
Websense, Inc.	Websense, Inc.
(858) 320-8072	(858) 320-9511
kpatterson@websense.com	jculter@websense.com

NEWS RELEASE

Websense Announces Record Third Quarter Revenue and Earnings

Net income increased 42 percent on revenue growth of 32 percent

SAN DIEGO, October 25, 2005—Websense, Inc. (NASDAQ: WBSN), the world’s leading provider of employee internet management software, today announced its financial results for the third quarter ended September 30, 2005.

Revenue in the third quarter was a record $38.3 million, an increase of 32 percent from the third quarter of 2004.  Third quarter net income was $10.1 million, or 41 cents per diluted share, an increase of 42 percent compared to the third quarter of 2004.

Billings for the third quarter were $47.2 million, an increase of 31 percent from the third quarter of 2004.  Billings represent the full amount of subscription contracts billed to customers during the quarter and are a measure of current demand for Websense® products.  The difference between billings booked and revenue recognized in the third quarter resulted in an increase in deferred revenue of $8.9 million from the end of June, bringing total deferred revenue to a record $152.5 million at the end of September.

For the nine months ended September 30, billings were $128.7 million and revenue was $108.5 million, increases of 31 percent and 35 percent, respectively, from the first nine months of 2004.  Net income for the same period was $27.7 million, or $1.12 per diluted share, compared with $18.0 million, or 75 cents per diluted share, in the first nine months of 2004.

“Our solid third quarter results demonstrated the strength of demand for Websense products, with Europe posting particularly strong results, as did the Central and Latin American region,” said John Carrington, chairman, president and CEO of Websense, Inc. ”Looking to the fourth quarter, we have confidence in our ability to deliver continued strong growth.  The combination of demand from new customers, a large base of renewal business, and a robust wave of new products, including Websense Enterprise version 6.1, Websense Corporate Edition, and Remote Filtering, all support our outlook for the future.”

Record Levels of Operating Income Achieved

For the third quarter of 2005, operating income increased 35 percent from the third quarter of 2004 to $14.5 million, or 38 percent of revenue, which was above the company’s targeted operating margin range of 35 to 36 percent, primarily due to a decrease in selling and marketing expenses. Gross margin was 93 percent of revenue, consistent with gross margin levels throughout 2004 and 2005.

During the quarter, the company continued to fund investments in research and development, spending $4.1 million, or 11 percent of revenue, to enhance the Websense Enterprise® platform and develop new complementary offerings. The company launched Websense Enterprise Version 6, Websense Corporate Edition and Websense Remote Filtering on October 10, 2005, which represented nearly two years of investment and development.  With enhancements to web filtering and security, user administration and reporting capabilities, this latest version of Websense Enterprise offers greater ease-of-use and flexibility in managing employees’ interaction with their computing environment.

Additionally, a significant portion of the company’s research and development investment is focused on maintaining the integration of Websense technologies with other network security platforms within the Websense Web Security Ecosystem™ framework. The Websense Ecosystem is designed to increase the value of Websense to customers by integrating with leading security hardware platforms and by combining the information collected by Websense reporting tools with leading third party solutions for network access control, security event management, and identity management to provide a comprehensive risk profile of network activity.

Selling and marketing expense was $13.8 million for the quarter, or 36 percent of revenue, compared with $13.9 million, or 39 percent of revenue, in the second quarter. The decrease reflected lower advertising and marketing expenses prior to the launch of Websense Enterprise Version 6 in the fourth quarter, as well as participation in fewer trade shows during the quarter.  Fourth quarter selling and marketing expense is expected to increase due to higher commission levels associated with higher billings, costs associated with the global launch and marketing of Websense Enterprise v6 and related products, and increased trade show participation.

Cash and Investments Increase, Share Repurchases Double from Prior Quarter

The company ended the third quarter of 2005 with $287.3 million in cash and investments, an increase of $1.1 million from the second quarter, and zero debt. The increase in the cash and investments balance primarily reflected operating cash flow of $24.5 million combined with the proceeds of employee stock plans, partially offset by approximately $24.5 million spent during the third quarter to repurchase 504,000 shares of the company’s common stock at an average price of $48.65.  On August 15, 2005, the Board of Directors increased the number of shares authorized for repurchase by two million shares, bringing the total number of shares authorized for repurchase to four million shares. To date, Websense has repurchased 1,835,000 shares.

Additional Third Quarter Business Highlights

In addition to record revenue and operating performance, in the third quarter Websense continued to extend its leadership position in the marketplace and expanded both the number and breadth of its technology and reseller partnerships.  Additional highlights of the company’s business activities and results since the second quarter earnings announcement included:

•                  The launches of the Websense Web Security Ecosystem, Websense Corporate Edition and Websense Remote Filtering, all enabled by the latest version of the company’s software, Websense Enterprise v6.

•                  The announcement of an agreement with Nortel to develop and offer content filtering and web security to users of GSM/UMTS mobile handsets and devices.  The solution is expected to be available to wireless operators in December of 2005.

•                  Numerous awards and media recognition, including:

•                  Recognition as the global leader in web filtering software by IDC for 2004, with an increase of four market share points from 2003, bringing Websense’s market share to nearly 28 percent.

•                  Inclusion in FORTUNE magazine’s prestigious list of the Top 100 Fastest Growing Companies.

•                  A rank of 22 on Forbes magazine’s 200 Best Small Companies list.

•                  Recognition as one of San Diego’s fastest growing technology companies in the Deloitte Fast 50 program.

•                  Billings directly attributable to security products, which include Websense Web Security Suite, Security Premium Group™, Instant Messaging Attachment Manager™, Real Time Security Updates™, and Client Policy Manager™, increased to 23 percent of quarterly billings, compared to 21 percent in the second quarter of 2005 and 12 percent for all of 2004.

•                  Seats under subscription increased by approximately 800,000 from the second quarter of 2005 and by approximately 3.9 million from the third quarter of 2004, to 22.4 million seats. At the end of the third quarter approximately 58 percent of all subscriptions included one or more add-on products, compared to approximately 45 percent a year ago.

•                  International customers accounted for 33 percent of subscription revenue in the quarter, compared with 32 percent in both the third quarter of 2004 and the second quarter of 2005.

•                  Worldwide customer renewals were in line with the recent historical range of 75 to 80 percent.

•                  Renewal business accounted for approximately 65 percent of subscription revenue, consistent with the levels achieved during the past four quarters.

•                  The average annualized contract value was approximately $8,000, an increase of 13 percent compared to $7,100 in the third quarter of 2004.

•                  51 percent of the quarter’s billings were one-year in length, compared to 58 percent in the third quarter of 2004 and approximately 51 percent in the second quarter of 2005.  The average contract duration in the third quarter was 22.8 months, compared to 21 months in the third quarter of 2004 and 22.2 months in the second quarter of 2005.

Fourth Quarter 2005 Outlook

Websense provides guidance on its anticipated financial performance for the coming quarter based on its assessment of the current business environment and historical seasonal trends in its business. In providing quarterly guidance, the company emphasizes that its forward-looking statements are based on current expectations and disclaims any obligation to update the statements as conditions change.

For the fourth quarter of 2005,

•                  Billings are expected to be in the range of $64 to $65 million.

•                  Subscription revenue is expected to be in the range of $40.5 to $41 million.

•                  Gross margin is expected to remain consistent with prior quarters at approximately 93percent of revenue.

•                  Operating margin is expected to be approximately 36 percent of revenue.

•                  The effective tax rate is expected to be 36 to 37 percent.

•                  Based on the above revenue and expense structure, earnings are expected to be approximately 42 cents per diluted share.

Conference Call

Websense is hosting a conference call and simultaneous webcast today at 4:30 p.m. EDT (1:30 p.m. PDT), to discuss these results. To participate in the call, investors should dial (800) 811-8830 (domestic) or (913) 981-4904 (international) ten minutes prior to the scheduled start of the call. The webcast may be accessed via the internet at www.websense.com/investors. An audio archive of the Webcast will be available on the company’s website through December 31, 2005 and a taped replay of the call will be available for one week at (888) 203-1112 or (719) 457-0820, passcode 2244801.

Non-GAAP Financial Measures

This press release includes financial measures for billings that are not numerical measures that can be calculated in accordance with generally accepted accounting principles (GAAP). Websense has provided this measurement in press releases reporting financial performance, presently and in the past, because this measurement provides a consistent basis for understanding the company’s sales activities in the current period. The company believes the billings measurement is useful to investors because the GAAP measurements of revenue and deferred revenue in the current period include subscription contracts commenced in prior periods. A reconciliation of billings and deferred revenue for the third quarter of 2005 is set forth at the end of this press release.

About Websense, Inc.

Websense, Inc. (NASDAQ: WBSN), the world’s leading provider of employee internet management solutions, enables organizations to optimize employee use of computing resources and mitigate new threats related to internet use including instant messaging, peer-to-peer, and spyware. By providing usage policy enforcement at the internet gateway, on the network and at the desktop, Websense products enhance productivity and security, optimize the use of IT resources and mitigate legal liability for our customers. For more information, visit www.websense.com.

© 2005, Websense, Inc. All rights reserved. Websense and Websense Enterprise are registered trademarks of Websense, Inc. in the United States and certain international markets. Websense has numerous other unregistered trademarks in the United States and internationally. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense’s results to differ materially from historical results or those expressed or implied by such forward-looking statements.  All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates,” “guidance” and similar words.  These statements may include, among others, plans, strategies and objectives of management for future operations; any statements regarding new products, services or developments; any statements regarding future economic conditions or financial or operating performance, including estimates of billings and revenue and other guidance; statements of belief and any statements of assumptions underlying any of the foregoing.  The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, customer acceptance of the company’s services, products and fee structures; the success of Websense’s brand development efforts; the volatile and competitive nature of the Internet industry; changes in domestic and international market conditions and the entry into and development of international markets for the company’s products; risks relating to intellectual property ownership; changes in estimated amounts based on the review and audit of Websense’s financial statements by its independent auditors; and the other risks and uncertainties described in Websense’s public filings with the Securities and Exchange Commission, available at (<http://www.sec.gov>).  Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

Tables to follow

Websense, Inc.

Consolidated Income Statements

(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004

Revenue	$38,300	$28,917	$108,508	$80,171

Cost of revenue	2,829	2,003	7,830	5,468

Gross margin	35,471	26,914	100,678	74,703

Operating expenses:
Selling and marketing	13,770	10,615	39,970	30,480
Research and development	4,091	3,576	12,122	10,677
General and administrative	3,145	2,045	8,954	6,397
Total operating expenses	21,006	16,236	61,046	47,554
Income from operations	14,465	10,678	39,632	27,149
Other income, net	1,535	598	3,690	1,467
Income before income taxes	16,000	11,276	43,322	28,616
Provision for income taxes	5,889	4,170	15,665	10,576
Net income	$10,111	$7,106	$27,657	$18,040

Basic net income per share	$0.43	$0.31	$1.17	$0.79
Diluted net income per share	$0.41	$0.29	$1.12	$0.75

Basic common shares	23,663	23,250	23,723	22,967
Diluted common shares	24,452	24,228	24,647	23,960

Financial Data:
Total deferred revenue	$152,489	$112,186	$152,489	$112,186

Websense, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	September 30, 2005	December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$31,741	$38,878
Investments in marketable securities	255,575	204,910
Accounts receivable, net	30,989	44,309
Prepaid income taxes	1,700	3,201
Deferred income taxes	8,530	8,530
Other current assets	4,305	1,525
Total current assets	332,840	301,353

Property and equipment, net	4,475	3,955
Deferred income taxes, less current portion	9,523	9,523
Deposits and other assets	541	462

Total assets	$347,379	$315,293

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,305	$1,100
Accrued payroll and related benefits	7,059	7,163
Other accrued expenses	5,962	5,011
Income taxes payable	3,006	1,758
Deferred revenue, current portion	102,842	90,686
Total current liabilities	120,174	105,718

Deferred revenue, less current portion	49,647	41,631

Stockholders’ equity:
Common stock	243	235
Additional paid-in capital	174,388	150,447
Treasury stock	(41,855)	—
Retained earnings	45,338	17,681
Accumulated other comprehensive loss	(556)	(419)
Total stockholders’ equity	177,558	167,944

Total liabilities and stockholders’ equity	$347,379	$315,293

Websense, Inc.

Reconciliation of Billings to Deferred Revenue

(Unaudited and in thousands)

Deferred revenue balance June 30, 2005	143,548
Billings third quarter 2005	47,241
Revenue recognized third quarter 2005	(38,300)
Deferred revenue balance September 30, 2005	$152,489